UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2012

DDi Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-30241	06-1576013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1220 N. Simon Circle Anaheim, California	92806
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 688-7200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2012, the Board of Directors of DDi Corp. (the “Company”) appointed Wayne T. Slomsky as the Chief Financial Officer of the Company and its subsidiaries. Mr Slomsky currently serves as the Interim Chief Financial Officer and Chief Accounting Officer of the Company. Mr. Slomsky will continue to be the Company’s designated principal financial officer and principal accounting officer.

Mr. Slomsky, 46, has served as the Interim Chief Financial Officer of the Company since October 2011. He has also served as Chief Accounting Officer of the Company since May 2011. Before joining the Company, Mr. Slomsky served as Senior Vice President of Finance for Power Balance, LLC, a privately-held company that develops, markets and sells wearable performance technology consumer goods, from July 2010 to May 2011. From September 2007 to June 2010, Mr. Slomsky served as Vice President and Corporate Controller for Dot Hill Systems Corp., a publicly traded storage server provider. From November 2004 to September 2007, he served as Americas and Asia Regional Controller of Powerwave Technologies, Inc., a publicly traded end-to-end wireless provider. Mr. Slomsky was also Corporate Controller of Lantronix, Inc., a publicly traded device server technology provider, from January 2000 to November 2004. He began his career as a certified public accountant in the state of California working as an auditor for over eight years with two of the big four accounting firms. Mr. Slomsky holds a Bachelor of Science degree in Accounting from Rutgers University.

Mr. Slomsky was not selected pursuant to any arrangement or understanding between he and any other person. There are no family relationships between Mr. Slomsky and the directors and executive officers of the Company. Mr. Slomsky will receive an annual base salary of $225,000 and be eligible to receive an annual performance-based bonus equal to up to 35% of his base salary, in accordance with the Company’s Senior Management Bonus Program. Mr. Slomsky will be eligible to receive severance payments equal to 6 months’ base pay if Mr. Slomsky’s employment is terminated as a result of a change in control.

On March 6, 2012, the Board of Directors of the Company also adopted the Senior Management Bonus Program for the fiscal year ending December 31, 2012 (the “2012 Bonus Program”). Selected employees, including all of the Company’s executive officers, are eligible to participate in the 2012 Bonus Program. Each participant in the 2012 Bonus Program has been assigned a target annual cash bonus. Participants may earn bonuses based on (a) the achievement by the Company of certain financial goals set forth in the Company’s annual budget related to the Company’s EBITDA from the Company’s consolidated operations, less the total amount of bonus payments awarded under the 2012 Bonus Program and certain other adjustments (“Net EBITDA”); and (b) meeting annual personal objectives established for each participating employee. Under the 2012 Bonus Program, the Company must achieve 100% of the Net Adjusted EBITDA target for employees to be entitled to a 100% target payout for Net Adjusted EBITDA performance. If less than 80% of the Net Adjusted EBITDA target is achieved, then no bonus is paid. Between 80% and 125% achievement of the Net Adjusted EBITDA target, the bonus payout for corporate performance ranges from 20% to 150% and the bonus payout for personal performance ranges from 80% to 100% of the targeted amount, assuming the employee meets the pre-established personal objectives. The maximum payout for Net Adjusted EBITDA performance is 150%.

Under the 2012 Bonus Program, (i) the target bonus for Mikel H. Williams, the President and Chief Executive Officer of the Company, is 100% of his base salary, with the opportunity to earn up to 135% of this amount based on the level of personal performance and the achievement of the Company’s financial goals; (ii) the target bonus for Wayne T. Slomsky, the Chief Financial Officer of the Company, is 35% of his base salary, with the opportunity to earn up to 125% of this amount based on the level of personal performance and the achievement of the Company’s financial goals; (iii) the target bonus for Michael R. Mathews, the Chief Operations Officer of the Company, is 50% of his base salary, with the opportunity to earn up to 130% of this amount based on the level of personal performance and the achievement of the Company’s financial goals; and (iv) the target bonus for Gerald P. Barnes, the Senior Vice President of Sales of the Company, is 80% of his base salary, with the opportunity to earn up to 125% of this amount based on the level of personal performance and the achievement of the Company’s financial goals. Bonus payouts are subject to pro-ration in the event participants are on leave. The 2012 Bonus Program also provides the Compensation Committee with discretion to grant additional discretionary bonuses to participants, including the Company’s named executive officers.

The schedule below shows the award guidelines for the 2012 awards for the Company’s executive officers:

		Target Bonus		Incentive Mix
Name	2012 Base Salary	% of Salary	Dollars	Company	Personal
Mikel H. Williams	$450,000	100%	$450,000	70%	30%
Wayne T. Slomsky	$225,000	35%	$78,750	50%	50%
Michael R. Mathews	$300,000	50%	$150,000	60%	40%
Gerald P. Barnes	$250,000	80%	$200,000	50%	50%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, DDi Corp. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DDi CORP.

Date: March 12, 2012

	By:	/s/ Kurt E. Scheuerman
Kurt E. Scheuerman
Vice President & General Counsel